UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2005

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

(412) 433-1121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements

On October 26, 2004, in connection with the Jobs Creation Act of 2004, which would likely require the amendment of United States Steel Corporation’s existing severance agreements prior to December 31, 2005, the Corporation’s Compensation & Organization Committee authorized the review of such severance agreements in light of the foregoing revision to the tax laws and in relation to current market practices. On October 4, 2005, the Internal Revenue Service published its proposed regulations implementing the new tax laws. The Committee recommended a revised form of severance agreement to the Board of Directors at its November 2005 meeting and the agreement (the “Severance Agreement”) was approved by the Corporation’s Board to replace the form of agreement currently in use. All persons who were parties with the registrant to the previous form of severance agreement were asked to execute the new form of agreement. As a result, on December 9, 2005, U. S. Steel entered into new severance agreements with John P. Surma, Chief Executive Officer; John H. Goodish, Executive Vice President & Chief Operating Officer; Dan D. Sandman, Vice Chairman and Chief Legal & Administrative Officer, General Counsel and Secretary; Gretchen R. Haggerty, Executive Vice President & Chief Financial Officer; and John J. Connelly, Senior Vice President - Strategic Planning & Business Development. Also, these agreements have been executed with 14 other executives.

Under the Severance Agreements, if an executive’s employment is terminated under certain circumstances following a change in control, the officer will be entitled to the following severance benefits:

*	a lump sum payment of up to three times salary plus bonus;

*	life and health insurance benefits for up to three years;

*	three years of additional credit towards eligibility for retiree medical and life insurance;

*	a lump sum payment equal to the difference between amounts payable under the U. S. Steel pension plans and the amounts that would be payable if the officer worked three additional years;

*	a lump sum payment of any unvested amounts under U. S. Steel’s savings and thrift plans; and

*	additional payments sufficient to compensate for certain federal excise taxes.

The term of each Severance Agreement will continue through December 31, 2007 and shall automatically extend for one (1) additional year on each December 31, commencing December 31, 2006, unless, not later than September 1 of that year, U. S. Steel shall have given notice to the contrary. In any event, however, each agreement continues for two years after a change in control. The severance benefits are payable if, any time after a change in control, the officer’s employment is terminated for good reason or is terminated for other than cause or disability. The severance benefits are not payable if termination is due to the officer’s death or disability or occurs after the officer reaches age 65.

The revised form of agreement includes the following changes, among others, from the prior form of agreement: (a) several technical changes in response to the American Jobs Creation Act of 2004 (the Act changed the rules governing deferred compensation and certain other arrangements); (b) technical revisions to the definition of change in control, limiting in some cases the circumstances under which a change in control may be triggered and changing the test in the case of mergers to a percent of continuing directors versus a percent ownership of voting stock; (c) the portion of the severance payment related to bonus will now be based upon the higher of (i) the average for the prior three years and (ii) target bonus for the year during which a change in control occurs (the prior agreement used the highest bonus over the last three years in the calculation); (d) an additional one year has been added to the term of the agreement (the prior agreement would have expired on December 31, 2006 if notice of non-renewal were to be given prior to September 1, 2006, see preceding paragraph); and (e) outplacement services have been added in the event of termination following a change in control.

The revisions to the prior agreements do not materially change the benefits payable to the executives. The new form of Severance Agreement is filed herewith as Exhibit 10.1.

Item 1.02. Termination of Material Definitive Agreements

In connection with the execution of the Severance Agreements discussed in Item 1.01 above, the operation of the new agreements effects the termination of the prior agreements.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Form of Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Larry G. Schultz
Larry G. Schultz
Vice President & Controller

Dated: December 9, 2005